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                                                                       Exhibit F

                           Joyce Koria Hayes, Esquire
                                 7 Graham Court
                                Newark, DE 19711
                                  302-266-9211
                               302-266-9212 (fax)
                            joykor@inet.net (e-mail)


                                                                    June 8, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                        Re:   Atlantic City Electric Company



Dear Sirs:

         I have acted as counsel for Atlantic City Electric Company ("ACE"), a New Jersey electric utility that is a subsidiary of Conectiv, a Delaware corporation ("Conectiv"), in connection with the Application on Form U-1 filed herewith seeking authorization under the Public Utility Holding Act of 1935, as amended (the "Act"), to purchase two combustion turbine units previously held under a twenty-five year lease (the "Proposed Transaction").

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of ACE and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

         The opinions expressed below in respect of the Proposed Transaction are subject to the following assumptions and conditions:


(a) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transaction as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulation thereunder and the Proposed Transaction is consummated in accordance with the Application.

(b) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.
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(c)      No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

Based on the foregoing, and relying on the opinion of Joanne M. Scanlon, attorney for Delmarva, as to matters of New Jersey law and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transaction is consummated in accordance with the
Application:

         1. All state laws applicable to the Proposed Transaction will have been complied with;

         2.       ACE will legally acquire the two combustion units; and

         3. the consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by ACE or any associate company thereof.

I hereby consent to the use of this opinion in connection with the Application.

                                                Very truly yours,

                                                /s/ Joyce Koria Hayes

                                                Joyce Koria Hayes